Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

CHRISTOPHER COX, FORMER SEC CHAIRMAN,

JOINS BOARD OF DIRECTORS OF NEWPORT CORPORATION

Irvine, Calif. – November 17, 2011 – Newport Corporation (NASDAQ: NEWP) announced today that Christopher Cox has joined the company’s Board of Directors. Cox, 59, is a partner in the Corporate Practice Group of Bingham McCutchen LLP, an international law firm, and is President of the firm’s subsidiary Bingham Consulting LLC. He is a frequent lecturer worldwide on international business, capital markets and corporate governance matters.

Prior to joining Bingham, Cox served from August 2005 to January 2009 as the 28th Chairman of the Securities and Exchange Commission (SEC), where he made enforcement of the securities laws the agency’s top priority, bringing groundbreaking cases against a variety of market abuses. He led the international effort to more closely integrate U.S. and overseas regulation to address the growth of global capital markets, and championed the transformation of the SEC’s disclosure system to leverage the power of interactive data to give better information to investors. He also overhauled and strengthened the SEC’s requirements for executive compensation disclosure, and reinvigorated the agency’s focus on providing investors with information in straightforward, understandable language.

Previously, Cox served in the elected majority leadership of the U.S. House of Representatives from 1994 to 2005. He was first elected to Congress in 1988, and during his career served as Chairman of the Committee on Homeland Security following the September 11th attacks; Chairman of the Select Committee on U.S. National Security and Military/Commercial

Exhibit 99.1

Concerns with the People’s Republic of China; Chairman of the House Policy Committee; Chairman of the Task Force on Capital Markets; Chairman of the Task Force on Budget Process Reform; and Co-Chairman of the Bipartisan Study Group on Enhancing Multilateral Export Controls. During his time in Congress, Cox was responsible for significant legislation, including the Internet Tax Freedom Act, the Private Securities Litigation Reform Act, and the Support for Eastern European Democracy (SEED) Act.

From 1986 to 1988, Cox served as a White House counsel to President Ronald Reagan. Previously, he had been a partner in the international law firm of Latham & Watkins, specializing in corporate and securities matters, and a member of the faculty of Harvard Business School, where he taught federal income tax.

In 1977, Cox simultaneously received an M.B.A. from Harvard Business School and a J.D. from Harvard Law School, where he was an Editor of the Harvard Law Review. He received a B.A. from the University of Southern California in 1973, graduating magna cum laude after pursuing an accelerated three-year course. He presently serves as a Trustee of the University.

Kenneth F. Potashner, Chairman of the Board of Directors of Newport Corporation, said, “We are extremely pleased that Chris Cox has joined Newport’s Board of Directors. He brings a wealth of experience in international business, capital markets and corporate governance matters, and has extensive knowledge of the global defense and security industry. These will be invaluable assets to Newport as we continue to pursue our growth strategies and expand our presence in international markets.”

About Newport Corporation

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems, precision automation and three-dimensional non-contact measurement equipment, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.